Exhibit 10.1

PROMISSORY NOTE

Effective Date: February 18, 2025

Total Loan Amount: $86,666.00

Interest Rate: 8% per annum

Maturity Date: March 14, 2026

This Promissory Note (“Note”) is made and entered into as of February 18, 2025, by and between:

1.	Global Interactive Technologies, INC (“Borrower” or “GITS”), a corporation organized under the laws of the State of Delaware, with its principal place of business at 160 Yeoeuiseo-ro, Yeongdeungpo-gu, Seoul, Korea; and

2.	PixelArc LLC (“Lender” or “PixelArc”), a limited liability company organized under the laws of the State of California, with its principal place of business at 950 N Kings Rd #218, West Hollywood, CA 90069.

1.	Loan Amount & Disbursement

Lender has agreed to lend Borrower a total of Eighty-Six Thousand Six Hundred Sixty-Six Dollars ($86,666.00) in two separate disbursements:

●	First Disbursement: $26,666.00 sent on February 18, 2025

●	Second Disbursement: $60,000.00 to be sent on or about March 14, 2025

The total principal amount of this loan is $86,666.00, subject to the terms and conditions set forth in this Note.

2.	Interest & Repayment Terms

a. Interest Rate: The outstanding principal shall accrue interest at a fixed rate of eight percent (8.00%) per annum, calculated on a 365-day year basis.

b. Maturity Date: The entire outstanding principal amount, together with accrued and unpaid interest, shall be due and payable on March 14, 2026 (the “Maturity Date”).

c. Repayment Method: Borrower shall repay the total loan amount, including interest, in one lump-sum payment on or before the Maturity Date, unless otherwise agreed upon by both parties in writing.

d. Prepayment: Borrower may prepay any portion of the principal or interest without penalty. Any prepayment shall first be applied to accrued interest, then to principal.

3.	Late Payment, Default & Remedies

a. Late Payment Fee: If Borrower fails to make payment on the Maturity Date, Borrower shall incur a late fee equal to 5% of the unpaid balance. Additionally, unpaid amounts shall accrue default interest at 12% per annum from the date of default until full repayment.

b. Events of Default: The following shall constitute an “Event of Default”:

i.	Borrower fails to make any payment due under this Note within ten (10) days of its due date.

ii.	Borrower becomes insolvent, files for bankruptcy, or ceases operations.

iii.	Borrower breaches any material term of this Note and fails to cure such breach within ten (10) business days after receiving written notice from Lender.

c. Acceleration: Upon an Event of Default, Lender may declare all outstanding principal and accrued interest immediately due and payable.

d. Costs of Collection: If this Note is placed in the hands of an attorney or collection agency, Borrower agrees to pay all reasonable legal fees, court costs, and collection expenses incurred by Lender.

4.	Governing Law & Jurisdiction

This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law principles. Any disputes shall be resolved exclusively in the state or federal courts located in Los Angeles County, California, and the parties consent to the jurisdiction of such courts.

5.	Miscellaneous

a. No Waiver: Lender’s failure to enforce any provision of this Note shall not be deemed a waiver of its rights.

b. Amendments: Any modifications must be in writing and signed by both parties.

c. Severability: If any provision is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

6.	Entire Agreement

This Note constitutes the entire agreement between the parties regarding the subject matter and supersedes all prior agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Promissory Note as of the Effective Date.

BORROWER:

Global Interactive Technologies, INC

By:	/s/ Taehoon Kim
Name:	Taehoon Kim
Title:	CEO
Date:	February 18th, 2025

LENDER:

PixelArc LLC

By:	/s/ Amy Shi
Name:	Amy Shi
Title:	CEO
Date:	February 18th, 2025

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